Exhibit 99.1

4484 Wilshire Boulevard
Los Angeles, California 90010
(323) 937-1060
Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, SVP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: January 20, 2025

Mercury General Corporation Provides Additional Information Regarding Recent Wildfires in Southern California and Its Reinsurance Program

LOS ANGELES, Calif. (January 20, 2025) – Mercury General Corporation (the “Company” or “Mercury”) is providing more information about the recent Southern California Wildfires, known as the Palisades and Eaton fires (collectively, the "Wildfires"), and the Company’s reinsurance program.

Most of the affected areas are closed due to ongoing hazardous conditions. The Company has received many claims and is using aerial images to assist in determining whether properties are total losses. Claims continue to be reported, and Mercury has mobilized our catastrophe loss team, assisting our customers with their claims and replacement housing. As of the date of this press release, Mercury has already paid $80 million to policyholders primarily for living expenses and housing contents, and has started to pay out dwelling claims at the Coverage A limit for verified total losses. The Company has sufficient liquidity to meet the increased levels of payments.

The Company’s catastrophe reinsurance treaty allows for the combining of events that occur within a 150-mile radius as a single occurrence. Additionally, if each individual event is classified as its own catastrophic event by the Property Claims Service (“PCS"), a unit of the Insurance Services Office, each event can be considered a separate occurrence. In the case of the Palisades and Eaton wildfires, the PCS has designated each as a separate event.

The Company has not yet determined if it will consider the Wildfires as two separate events. As more information becomes available to the Company, including regarding any subrogation potential, the Company will evaluate whether it will consider the Wildfires as two separate events. Under a two-event scenario, the Company may elect to use reinsurance limits of up to $1,290 million for the first event and reinstated limits up to $1,238 million for the second event. In this scenario, the Company would be responsible for the first and second event retentions of $150 million each, and up to a $101 million reinstatement premium for total retention and reinstatement premiums of $401 million. In addition, the Company would have co-participation up to $52 million for losses in excess of $650 million on the second event.

The Company may seek to acquire additional reinsurance if reinstated limits are used by the second event, for the stub period ending on June 30, 2025, the expiration date of the current contract.

About Mercury General Corporation

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers and direct-to-consumer sales in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and general economic conditions, including general market risks associated with the Company’s investment portfolio; the accuracy and adequacy of the Company’s pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; the Company’s ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in the states where it operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company’s success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the Company's ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases; court decisions and trends in litigation and health care and auto repair costs; and legal, cybersecurity, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on February 13, 2024.

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